POWERWAVE TECHNOLOGIES, INC.
                                                       Moderator: Kevin Michaels
                                                           07-10-03/4:00 p.m. CT
                                                           Confirmation # 601475
                                                                          Page 1



                          POWERWAVE TECHNOLOGIES, INC.

                            Moderator: Kevin Michaels
                                  July 10, 2003
                                  4:00 p.m. CT



Operator:      Good day everyone and welcome to the Powerwave Technologies, Inc.
               second quarter, 2003 earnings announcement. Today's call is being recorded.

               For opening remarks and introductions, I would like to turn the conference over to the Chief Financial Officer, Mr. Kevin Michaels. Please go ahead, sir.

Kevin
Michaels:      Thank you, and good afternoon everyone, and welcome to the
               Powerwave Technologies' second quarter 2003 financial results conference call.

               Before starting, I'd like to point out the various remarks we may make about future expectations, plans and prospects for Powerwave, including but not limited to: anticipated revenues and earnings per share levels; revenue composition; future restructuring charges and associated cash outlays; demand levels for the company's product line; the timing of product deliveries and future orders; operating margins; expense levels; capital expenditure rates and inventory turns; tax rates; days sales outstanding; expansion of activities with contract manufacturers; and the anticipated timing of 2G, 2.5G, and 3G deployment, of all forward looking statements.

               These statements are subject to numerous risks and uncertainties that could cause Powerwave's actual results to be materially different from those projected or implied.

               Please refer to our press release and Powerwave's current form 10-Q for the quarter ended March 30, 2003, and our form 10-K for the fiscal year 2002, all of which are on file with the Securities and Exchange Commission, for additional information on factors which could cause our actual results to be different from those projected or implied.

               In addition, on this call, we do discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today, which can be found on our Web site at Powerwave.com, and on Business Wire.

               With this in mind, let me start by quickly reviewing our financial results, which are also summarized in our press release. You can obtain a copy of the press release from Business Wire, and from our Web site at Powerwave.com.

               Our net sales for the second quarter of 2003 were 51.5 million. As part of our previously announced restructuring, we incurred restructuring and impairment costs during the second quarter, totaling approximately 9.9 million. Approximately 7.6 million of these costs are included within cost of goods sold. And the remaining 2.3 million are included in operating expenses.

               Including the 7.6 million restructuring charge in our cost of goods sold for the second quarter, we had a negative gross profit of 7.1 million. If we exclude the restructuring charge, our gross margin is a positive one percent.

               Sales and marketing expenses were 2.6 million, R&D was 9.8 million, and G&A was 3.2 million. Including the 2.3 million of operating expense portion of the restructuring charge, our total operating expenses were 17.9 million.

               For the second quarter, we had an operating loss of 25.1 million, which includes the restructuring and impairment charges, which totaled approximately 9.9 million.

               Our net other income was 600,000. Our net total loss before taxes was 24.4 million. Utilizing the tax rate of 37.7 percent, our net loss after tax was 15.2 million. The basic loss per share is 23 cents, based on a basic weighted average share outstanding of approximately 66 million shares.

               On a pro forma basis, excluding the restructuring and impairment charges of 9.9 million, our net loss before taxes was 14.5 million, and our net loss after tax would have been nine million, or a loss per share of 14 cents.

               Now I'd like to describe our revenues on a geographic basis. Our total North American revenues for the second quarter of 2003 were approximately 22.4 million, or 43 percent of our revenues. This is down approximately 10 million from the first quarter of 2003, due to lower OEM sales in North America.

               For the second quarter of 2003, our total Asian sales accounted for approximately 24 percent of revenues, or 12.1 million. This is an increase of approximately nine million from the first quarter of 2003, and is a (attributable) to increased sales in China.

               Our total European and other international revenues for the second quarter of 2003 were 17 million, or approximately 33 percent of our revenues, which was similar to our first quarter of 2003.

               On a product basis, revenues for product in the cellular band, 800 to 1,000 megahertz, accounts for the majority of our sales, equaling approximately 50 percent of the second quarter revenues, or 26 million.

               Sales for product in the PCS band, 800 to 2,000 megahertz, account for approximately 33 percent of our revenues, or 16.8 million.

               And sales in the over 2,000 megahertz band, or 3G, account for approximately 8.7 million, or 17 percent of our revenues.

               Our gross profit margin, excluding the restructuring and impairment charges was approximately one percent for the second quarter of 2003. This lower gross margin is largely attributable to our aggressive move to outsourcing of our production volume, which, coupled with the low revenue rates this quarter, resulted in lower absorption of our labor and overhead costs as we began the transitioning of our production to Asia.

               During this transition and restructuring period, we incurred some duplicate costs as we ramped down production activity in Santa Ana, and ramped up activities offshore at our contract manufacturer locations.

               These additional costs will decrease as we proceed through our restructuring. In addition, our gross margin continues to be negatively impacted by pricing pressures, resulting from today's competitive wireless infrastructure market.

               Now I'd like to review our operating expenses for the second quarter of 2003. Our total operating expenses, excluding restructuring and impairment charges were down slightly when compared to our first quarter of 2003 results, with sales and marketing expenses for the second quarter of 2003 of 2.6 million, R&D expenses of 9.8 million, and G&A expenses of 3.2 million.

               During the second quarter of 2003, we continued to have a large number of development projects, which impact our R&D expenses, keeping our overall R&D expenses at a level similar to our first quarter of 2003. We do expect these expenses to reduce back to more normal levels in future quarters.

               For the second quarter of 2003, we had net other income of approximately 600,000. Also for the second quarter, our tax benefit rate is 37.7 percent. This rate brings our cumulative tax rate for the year to 37 percent, which is the rate we expect for the remainder of the year.

               Next I - next I will quickly review our balance sheet. Total cash at June 29, 2003 was 160.2 million, which is a decrease of approximately four million from the last quarter. This reduction largely reflects the 3.6 million of severance payments included in the restructuring charge for the second quarter.

               During the second quarter, our net inventory decreased by over 5 million from the first quarter of 2003, to end at 26.5 million, where our inventory turns increased to 7.7 turns for the second quarter of 2003. Our total net accounts receivable was 37.9 million. And our A/R days sales outstanding was 67 days.

               On a cash flow from operations basis, we used approximately 3.4 million in cash during the quarter, which is consistent with severance activity. Additionally, our total capital spending during the quarter was 1.2 million.

               We continue to believe that our ability to execute and maintain a very strong balance sheet during this extremely difficult period for the wireless industry is a key differentiator for Powerwave. I'd now like to provide you some additional details regarding our restructuring and impairment charge.

               As I stated, these charges are associated with the restructuring of our manufacturing operations, to reduce our operating costs, while we outsource the majority of our production capabilities to our contract manufacturing partners located primarily in Asia and certain product and technology transitions.

               The total amount of these charges for the second quarter of 2003 is approximately 9.9 million. This amount includes restructuring charges of approximately 3.6 million, related primarily to severance payments in connection the reduction of our workforce by approximately 450 employees during the second quarter of 2003.

               These reductions occurred across all areas of the company, and have been recorded in cost of sales or operating expenses, based upon the classification of the impacted employee.

               We also recorded non-cash impairment charges of approximately 6.3 million, related to the write-down of excess equipment and certain product technology and customer related intangibles. These impairment charges resulted primarily from the outsourcing of our manufacturing operations, new product introductions, which has increased the timing of technology transitions, and the continued economic downturn that has specifically impacted the demand in the wireless infrastructure industry.

               These impairment charges have been recorded in cost of sales or operating expenses, based upon the character of the underlying asset.

               On a go-forward basis, impairment charges should result in a reduction of depreciation and amortization expenses of approximately 1.2 million per quarter.

               We currently expect to incur additional restructuring charges in the range of one to $3 million during the remainder of fiscal year 2003, as we continue to execute this plan to further reduce our overhead cost structure. I'd now like to turn the call over to Bruce Edwards, Powerwave's President and Chief Executive Officer.

Bruce Edwards: Thank you, Kevin.  And good afternoon everyone.

               While disappointing on a profitability front, the second quarter represented a major transition quarter for Powerwave. We completed a large segment of our move to more of an outsourced manufacturing model, while significantly lowering our inventory levels, headcount, and go-forward expense structure.

               We completed a number of important operator trials, and the purchase of certain assets from Ericsson Amplifier Technologies, Inc. I will now discuss all of these in more detail.

               Our second quarter financial results were significantly impacted by our aggressive move towards outsourcing manufacturing along with the continued depressed spending environment for wireless infrastructure. By working closely with our contract manufacturing partners, we were able to transition a number of products to them during the second quarter of fiscal 2003.

               For the quarter, our contract manufacturing partners produced about 30 percent of our sales volume. For the third quarter of 2003, we expect our contract manufacturers to provide over 70 percent of our production volume.

               As we are close to completing the bulk of our product transfers, we recorded severance expenses, capital equipment write-offs, and impairment charges during the second quarter. Accordingly, our quarterly results included the costs of approximately 9.9 million related to these items.

               Importantly, we anticipate incurring some additional restructuring costs during the remainder of the year, as Kevin indicated, we expect these to be in the range of one to three million, well below the level incurred during second quarter.

               Today, our headcount is just under 600 people worldwide, down from over 1,200 at December 2002.

               Our inventory levels of 26.5 million represent inventory turns of
               7.7 times, and are down by over five million from the first quarter of 2003.

               Our manufacturing overhead costs have been cut approximately in half since the second quarter of 2002. And we expect to see significant improvement in our gross margin, beginning in the third quarter of 2003.

               On last quarter's conference call, I reviewed the high level of product trials we had, either ongoing, and scheduled with network operators. These included trials in both North America and Europe.

               At the end of the first quarter, we had 30 trials ongoing, and another 20 scheduled to begin sometime during the second quarter.

               Through today, we have completed approximately 32 trials, with 14 trials still ongoing, and six trials having moved into the third quarter.

               Of the 32 completed trials, we have received orders already for over 240 (cell sites). Importantly, one of the trials resulted in our first revenue from a European network operator.

               We mentioned this operator trial on the first quarter conference call. Since then, we have completed contract negotiations, and recorded initial revenue from this operator. Based upon the success of this trial, the recording of additional revenue shipments, along with ongoing discussions with the operator, we expect to record significant revenues with this customer during the second half of 2003.

               In addition, we currently have three other trials ongoing with European network operators, which should conclude during the third quarter.

               A large part of our North American trial activity has been focused on coverage and capacity enhancement products for both CDMA and GSM networks.

               As you are probably aware, a number of network operators have designated part of their wireless capital expenditures for these types of products.

               In addition, we believe, with the November deadline for local number portability, a number of network operators will look to spend part of their capital budgets on improving network quality and cell site capacity.

               With the successful completion of a number of trials, demonstrating improved network performance, we believe Powerwave is well positioned to participate in this expected increase in network capital spending. In fact, as we have met with our network operator customers to review the results of our trials, we remain confident that we will see a continuing increase in our network operator business during the second half of 2003.

               In particular, we see a significant opportunity with one North American network operator to participate in a nationwide rollout, beginning in the third quarter of 2003.

               Now, turning our attention to our recent acquisition in June, we announced that we had reached an agreement to acquire certain assets and selected liabilities of Ericsson Amplifier Technology Group in New York.

               This group was previously Microwave Power Devices, or MPD, which was acquired by Ericsson in October of 2000. The acquisition actually closed today, July 10th.

               As part of the acquisition, we acquired land and buildings, capital equipment, and inventories of this operation. In addition, we picked up some ongoing warranty obligations.

               Subsequent to the acquisition, we hired 22 former Ericsson employees to head up our East Coast development operation. Not only does this group bring a strong understanding of Ericsson's development and quality systems, but they also add strong RF and software development skills, to Powerwave's R&D and engineering organization.

               As an additional part of this acquisition, Powerwave will become a supplier of certain 2.1 gigahertz wide band CDMA amplifiers to Ericsson. We expect to begin volume deliveries of these amplifiers to Ericsson during the first half of 2004.

               The contract calls for a minimum purchase commitment, and for a period of time, Powerwave will be the exclusive supplier of this wide band CDMA amplifier to Ericsson.

               The agreement also provides for scheduled meetings to review each company's products and technology road map, as well as notification to Powerwave of future outsourcing opportunities.

               In addition, Ericsson has agreed to undertake compliance testing of Powerwave's multi-carrier power amplifiers for use in Ericsson's GSM base station.

               We believe this will provide our North American GSM network operator customers with additional incentive to use Powerwave multi-carrier solutions with Ericsson GSM base station. The acquisition cost was approximately 9.8 million, and was paid in cash this week at closing.

               We are very excited about this opportunity to work closely with the leaching wireless base station supplier, and look forward to expanding our relationship with Ericsson in the months and years ahead.

               I've covered a lot over the past few minutes, so before turning the call over to the operator to address any questions you might have, let me briefly summarize what I've just covered.

               First, our second quarter results reflect a significant portion of our ongoing restructuring costs. As we enter the third quarter, we believe the bulk of the costs are behind us, and we will see our production levels from outside contract manufacturers more than double from the second quarter level.

               With a smaller employee base, and more balanced manufacturing strategy, we expect to see significant improvement in our gross margins, beginning in the third quarter.

               Our ongoing operator trial activities continues to meet ours and our customers' expectations. During the second quarter, AT&T wireless became a 10 percent customer of Powerwave's for the first time. We have converted a number of recent trials into revenue generating opportunities.

               In addition, we see a significant opportunity with one North American network operator to participate in a nationwide deployment, beginning in the third quarter of 2003.

               Accordingly, we expect to see an increase in our third quarter and second half of 2003 sales revenues. We currently project that our third quarter sales will increase sequentially by at least 10 to 20 percent, as compared to our second quarter revenues of 51.5 million.

               Finally, our acquisition of Ericsson Amplifier Technologies furthers our strategy of being the leading supplier of advanced RF power amplifier solutions for the wireless communications industry, and providing our customers with leading edge products and solutions.

               In particular, by becoming a supplier of 2.1 gigahertz, wide band CDMA amplifiers to Ericsson, we further expand our customer base and it's evolving third generation marketplace.

               I would now like to turn the call over to the operator to address any questions you might have.

Operator:      Thank you. The question-and-answer session will be conducted electronically. If anyone in our phone audience does have a question, please signal by pressing star one on your touch-tone telephone. If you're on a speakerphone, please make sure your mute button has been turned off to allow your signal to reach our equipment. Once again, it is star one if you do have a question.

               We'll take our first question from Mike Walkley with RBC Capital Markets.

Mike Walkley:  Great. Thank you. Maybe going back to the Ericsson. Can you give us an idea of, a little more color on the guaranteed business? Is it a percent of their WCDMA power amps? Or, how is that guaranteed?

Bruce Edwards: What it is, is for a period of time on this particular product, we would be the sole supplier of the product to Ericsson. There's a minimum commitment, as part of that minimum purchase commitment. But again, over a pretty significant period of time we would be the sole source for that product to Ericsson.

Mike Walkley:  So that would mean no other suppliers are including their own internal ...

Bruce Edwards: Right. This is for a base station that Ericsson is going to introduce, and third generation in that, there will be no other suppliers but Powerwave for that particular product.

Mike Walkley:  OK, great. And maybe staying on the European theme, with this one large customer you talked about, would it be possible to see them as a 10 percent customer by Q-3, Q-4, based on auto trends?

Bruce Edwards: Well, again, it's a pretty significant deployment. But a lot of it will be dependant upon when they want, you know, their roll out plans as they go forward. So I don't want to be in a position of projecting who will get to the 10 percent.

               But as I indicated, we do expect to see significant revenues from this customer in the second half of 2003.

Mike Walkley:  Great. So on your 10 to 20 percent sequential growth, is it, is it more of this visibility from this European contact, or are you including in that growth this one potential nationwide operator? Is that included in your guidance, or is that, would that be upside if you got that business?

Bruce Edwards: Well, again, as we, as we provide the guidance for the third quarter, we take into account what we're seeing in the marketplace. And I mentioned both the particular opportunities we see here in North America and in Europe. So those are included as we look out into the third quarter of this year.

Mike Walkley:  OK, great. And maybe a question for Kevin. If you can help us -
               you said a significant improvement in your gross margins for Q-3. Can you give us any kind of range, based on your revenue guidance, to help us in modeling this improvement?

Kevin
Michaels:      Well, I think what we're looking to see is we're looking to see ourselves, you know, as we deliver on the revenue side, get back into the double digits.

Mike Walkley:  I see. As early as Q-3, or is that kind of the ramp over time?

Kevin
Michaels:      Yes, potentially in Q-3.

Mike Walkley:  Potentially in Q-3? OK, great. And then, maybe one last housekeeping question - I'll pass it on. Can you just give me the breakout single versus multi-carrier?

Kevin
Michaels:      Yes. The - for this quarter, the single-carrier is about 28 percent of our revenues.

Mike Walkley:  OK.  Thank you.

Operator:      We'll move next to Jeffrey Schlesinger with UBS.

Jeffrey
Schlesinger:   Thank you. First, can you talk a little bit about the other side of the Ericsson view of the getting compliance testing for Ericsson (BPS's), the timeframe for that, has it been completed yet? And, when do you expect the, based on the operators using those products, when do you expect us to see the benefits from that agreement come through, for the multi-carrier view of some product?

               Thanks.

Bruce Edwards: OK, actually a lot of it has been completed. The timeframe is pretty shortly after we've done the acquisition. We've signed up for, you know, given a bit of time to complete the full testing of those products.

               I should say, you know, we are seeing customers buy our multi-carrier products and utilizing them in the GSM overlay. In fact, we had a relatively large deployment this last quarter, which was basically GSM only.

               What this does is it provides additional comfort, we think, to the operator customers, should they do they overlay utilizing the Ericsson base station. Clearly, they have a lot of comfort in utilizing our products going forward to provide the additional capacity and coverage on the GSM overlay.

               So, to kind of cut back, everything will be completed, we believe, no later than the end of this year, probably by the end of the third quarter or shortly thereafter, on the complete testing.

               But again, it's not, in effect, we are out there today already selling our multi-carrier products in the GSM overlay networks.

Jeffrey
Schlesinger:   But they're still being used in Ericsson products?

Bruce Edwards: No, I didn't say that. What I'm saying is that in this case, their doing the full compliance testing to provide that additional comfort and assurance to the customer set on the interoperability of our multi-carriers within their base station.

Jeffrey
Schlesinger:   OK, so you're already selling it?  OK.  Thank you.

Bruce Edwards: Sure.

Operator:      Our next question will come from Marc Cohodes with Rocker
               Partners.

Marc Cohodes:  Hey guys. Kevin, could you talk a little bit about where you're breakeven is on a go-forward basis with this headcount getting cut in half? And, when you fully have the outsourcing overseas? That's question one.

               And two, Bruce, on this number portability thing, on the last conference call you sort of talked about it a little bit. But, we're now three months closer, and maybe four months late from this happening.

               What activity do you potentially see from that, and is any of that (faxed) into the numbers?

Kevin
Michaels:      In terms of a breakeven target we're driving for, we're driving -
               our goal is to get it down to the, I'd say, I'd give you a range of 55 to 65 million, and 60's been our target. And that's what we're driving for.

               And our goal is still - so that's at the completion of our restructuring. So all of our restructuring is going to be done by the end of this year. So we should have a full effect of everything, you know, beginning Q-1 of 2004.

               But we're definitely going to see benefits - as we discussed, we should start seeing benefits starting in Q-3 and going forward. And those should increase as we go forward.

Bruce Edwards: On the, on the local number portability again, we believe very strongly that that will be a strong driver in the network operator marketplace, as local number portability looks to come into effect at the end of November.

               In fact, as you know, Verizon has already come out in support of it. We believe that customers will be looking not just at price, but also at network capacity and network quality of service in making their decisions, and having the ability to take their phone number with them. So the networks is going to drive more spend levels on things like improving call capacity and the quality of the overall networks.

               We think that showed up already in the fact that the number of trials that we were asked to do. Because, again, we are out providing to the customers that is improved coverage or improved capacity. We've now seen a number of those trials move into revenue generating opportunities. And the comment I made is that we expect to see continued growth in our network operator business over the second half of 2003.

               So I think all of that is being driven by the need to improve the overall performance of the networks, the desire to keep spend levels as tight as possible, so utilizing our type of products to improve the overall capacity of a particular cell site, and the advent of local number portability is all what's driving our belief and our view that we will see increased spending by network operators and, you know, accordingly our revenue rates, the network operators will continue to increase as we move into the second half of 2003.

Marc Cohodes:  So let me reforecast. Do you have anything assuming number portability or not? Or, you know, how bare bones is this forecast?

Bruce Edwards: Well again, as we talk to the, you know - I think as you get closer you might see some change in the spend patterns. But, as we're out talking about the results of the trials, as we talk to people, it's really being driven by, you know, as we talk about what we can do for them on number portability.

               So, coming into this third quarter, we did see some growth in network operator sales in the second quarter. We clearly expect that trend to continue based on the comments back from our customers as to what they're looking to do over the second half of the year.

Marc Cohodes:  OK, thank you.

Bruce Edwards:  Sure.

Operator:      I would like to remind everyone that if you do have a question, signal by pressing star one on your touch-tone telephone.

               We'll take our next question from Shawn Slayton with Ferris Baker Watts.

Shawn Slayton: Hi Bruce, hi Kevin.

Bruce Edwards: Hi.

Kevin
Michaels:      Hi.

Shawn Slayton: Bruce, can you give us some detail on, maybe not an exact quantitative sense, but of what proportion of your European sales are for booster applications, and what proportion of North American sales are GSM overlay application?

Bruce Edwards: Actually, on the European basis, there's really two main projects. It is the booster product, obviously, and improvement of the, of the GSM networks over there. And then there's another product too, which is in the RF front end, which again improves both the performance on the uplink and downlink on particular products. And that's available both in GSM and in the third generation UMTS area.

               So those are the nature of the trials that we have going on over in Europe.

             For competitive reasons, I wouldn't want to break out for you what the success we're having in both the GSM and the CDMA networks, as we're seeing success in both of those. The only note I would make is obviously, this last quarter, AT&T Wireless was a 10 percent customer of the company and ...

Shawn Slayton:  Right.

Bruce Edwards:  ... they're spend right now is going into GSM overlay networks.

Shawn Slayton: So, is it safe to say that the European sales that you guys had in Q-2, I mean, most - the majority of that growth is those two, the booster and the RF front end? And that's where you guys are really seeing the strength in that region?

Bruce Edwards: Well, again, those sales are just initially starting. That's where we've seen the trials. The European sales number that we provide includes both OEM and operator.

               But if you're looking at the operator, it'd be those two particular product areas. If you look at the OEMs, obviously as you know, Nokia, again, is a 10 percent customer of ours. So, that get captured mainly in the European revenues. Nortel as well, has a strong operation over in France. And some other OEMs
               ...

Shawn Slayton: Right.

Bruce Edwards: ... so that shows up in our European numbers.

Shawn Slayton: OK. For Kevin - so that the 60 million breakeven run rate, what kind of gross margin is that assumed?

Kevin
Michaels:      Well we haven't, you know, we haven't specified a gross margin.
               Obviously, you know, there will be some operating expense savings as well.

               So, you know, but it's obviously a high-growth margin that implies, you know, getting up close to the, approaching the 20 percent level.

Shawn Slayton: OK.  OK, that's ...

Kevin
Michaels:      ... yes, we're - and that requires, you know, to finish all of our restructuring and things, and to have all those things in place, and be executing well and have the market delivering revenues.

Shawn Slayton: Right. Well maybe for, related to that for Bruce - sort of, your peers, your larger peers who already outsource, they're challenged to get to that 20 percent gross margin level. And, for Bruce, can you speak a little bit about just the pricing authority that the MCPA, the merchant MCPA guys have, relative to maybe this time last year?

               Or, you know, it's a gross margin story right now, I mean, relative to the pricing environment, I think.

Bruce Edwards: OK. Yes, but I think if you - again, I only look at the combined public numbers. I think the, you know, the number two supplier
               ...

Shawn Slayton: Right. I'm talking about their division. Well, I'm not talking about their overall business. I'm talking about their merchant amplifier business.

Bruce Edwards: Well, I'm not sure they break out particularly what the gross margins are in that. But let me go back to the main, the main issue. I think one of the benefits that we've had in our strategy is that we spent a lot of time in not only developing the multi-carrier technology, but developing the methodology and manufacturing to produce that product very cost effectively. And we think with our volume scale, that we've had in multi-carrier, we've gotten a lot of benefits by understanding that process of both engineering to new product introduction to volume manufacturing.

               That's the technology and those are the products we're taking to our outsourced partners.

               So we think there's been an advantage for us in having waited to get through all the cost savings that we could see. And then we've gone to them and said, for us to do this, we obviously need significantly better cost structures in order to move this.

               Now, obviously, a piece of that is labor. I mentioned how we've cut our overhead costs down by approximately in half since about a year ago. And then, savings on more volume buying on some of the, maybe some of the components.

               All that comes together where we see significant benefits in our models by moving to more of an outsourced strategy.

               So I think it's difficult to do an apples to apples comparison with some of the competition. Because they do have a number of other products in there. But we see the direction, as Kevin mentioned, double digit gross margins in Q-3. And then as we see as we iron out the final restructuring and continue to work with the subcontractors, we see a way to continue to improve those and grow those as we go forward.

               You know, what, you know, the market has been characterized as being very price aggressive. I think that remains true. But I think what you're seeing now, you're down to just a small number of true competitors in the marketplace. And I think now people are looking at service quality, performance of the network, what do your products do? You know, our focus is more on solutions and providing both uplink and downlink improved performance.

               So, as we look at it, we think we have a very competitive offering to the customer set. And I think our success in the network operator market demonstrates that. While at the same time, as you can tell, we've retained a very, very strong market share and expanding market share in third generation type amplifiers with the addition of Ericsson to one of the, as a new 3G customer for us.

Shawn Slayton: OK. One more question. MCPA is, I think the technical merits of the MCPA are pretty well understood. And, they're probably that the long-term cost to ownership is a strong selling point for the MCPA.

               Right now, is it still difficult to sell and MCPA, where maybe your customer is still thinking, I can do this less efficiently, but more inexpensively using a legacy, single carrier type of solution?

Bruce Edwards: Well, I think, you know, again, our challenge, you know, challenge of any company in the industry is going out and talking with customers and showing the product benefits of utilizing the different products we have.

               Now, as Kevin mentioned, our single carrier business, just to touch on that, you know, our success with edge in the GSM marketplace, we did see an increase there, as you've seen some of the networks being deployed. And we're participating in that.

               But as you come through with multi-carrier, I think what you're seeing in the U.S. now is a lot of the initial GSM overlay expenditures have been made, we're able to come in with the multi-carrier technology, and improve in certain areas the capacity and the coverage of cell sites, as more and more users come on these networks.

               So we think for us, versus two years ago, where a lot of its spend was going strictly to getting GSM base stations out and getting the overlay network set up, we think there's more of an opportunity for us today to come in now and show through tasks and through trials what we can do in a particular network setup to improve the overall performance of that network.

Shawn Slayton: OK.  Thanks very much.  I appreciate it.

Bruce Edwards: Sure.

Operator:      Once again if you do have a question, it is star one to signal.

               We'll take our next question from Joanna Makris with Adams Harkness and Hill.

Joanna Makris: Hi there. Just curious, on your ongoing trial pipeline of the 14 or so ongoing trials, what are your expectations for revenue associated with some of those new trials? And, just any commentary you can provide surrounding those trials.

Bruce Edwards: Sure. And I don't want to indicate that those are the only ones that are going on. I just - what I try to do is keep that set format of what we talked about at the end of Q-1. We've had other trials that we didn't mention in Q-1 that we've started up. So we're pretty pleased with the overall activity there.

               We think they're, you know, from what we've sold told to date, they're continuing to perform at or better than what we expected and the customers that were looking for. So we're pretty optimistic that those trials will be successfully concluded.

               Of those 14 I mentioned, three are ongoing right now. In Europe, we do expect those to conclude during the third quarter. And we would expect to see all the trials result in eventual revenues coming to Powerwave.

Joanna Makris: Thanks

Operator:      There are no more questions in the queue at this time. But I would like to remind everyone that if you do have a question, it is star one.

Bruce Edwards: OK.  Well, I appreciate everyone joining us today.

Operator:      We do have more questions, sir.

Bruce Edwards: Oh, we do?  OK.

Operator:      We have a question from Greg Weaver with Kern Capital.

Greg Weaver:   Hi.  Yes, what percent was our directed operator this quarter?

Bruce Edwards: Directed operator came in just around 19 percent.

Greg Weaver:   OK. And that large national opportunity you referred to, is that a direct to operator only situation?

Bruce Edwards: This will be - it's a sales to a network operator.

Greg Weaver:   Right. So there's - they're not looking for multi-carriers through a OEM?

Bruce Edwards: No.  This is, this is a direct operator opportunity.

Greg Weaver:   OK.  And this said customer were to come through with this...

Bruce Edwards: Well again, as I guess on the first question, we think it's a very sizable opportunity, but we're not going to be, we don't want to be out predicting 10 percent customers. We report them as they come in this quarter. You can tell AT&T Wireless was a 10 percent customer. Last quarter, (Alltel) was a 10 percent customer. But we don't want to be in the position of projecting 10 percent customers.

Greg Weaver:   ... new relationship in terms of (direct) for you guys?

Bruce Edwards: I'm sorry; I'm not - what was the question?

Greg Weaver:   Whether this would be a new relationship for you making a direct sale?

Bruce Edwards: You know, as I used - the comment we're going to make is again, we see, with the one North American network operator, we see the ability to participate in a nationwide deployment. That's the only comment we're going to make concerning this particular customer.

Greg Weaver:   Thank you.

Operator:      And we have another question from Shawn Slayton with Ferris Baker
               Watts.

Shawn Slayton: Just a quick follow-up. So, when you guys are doing almost 100 percent of your production in Thailand, how many employees are you going to have, do you think? You said 600 now, or is that going to get down a little further?

Bruce Edwards: Well, we indicated that on a go-forward basis, we think our future restructuring for the remaining part of the year is somewhere between one to $3 million.

               And, you know, we - as I indicated, right now, we just have just a little bit under 600 employees overall.

Shawn Slayton: OK. I guess I'm having a hard time translating the dollars into headcount.

Bruce Edwards: Well again, you know, as we do the finalization of - you're having trouble on the 9.9 million?

Shawn Slayton: No, no. I'm sorry. I'm just having a hard time - when you're fully outsourced Bruce, how many employees do you think you're going to, you're going to have? Just - I'm not looking for an exact number, because I know you don't know that yet. But, I mean, from 600 employees, does it down to 400 or does it stay, you know, is it a 500 number, or?

               I'm just trying to understand how big Powerwave is going to be when you're fully outsourced.

Bruce Edwards: Well again, I think we've done the bulk of the outsourcing as we've indicated today. We still have some things that we need to do internally over the second half of the year. Our employee base was 1,200 at the end of December, 600 - less than 600 today, as we go forward. And as I mentioned, by the end of Q-3, we think well over 70 percent of the volume will come out of our operations over in, over in the Far East.

Shawn Slayton: OK, so now, so now I've really - not much more of headcount reduction then.

Bruce Edwards: Yes, and I think again, we are going to retain manufacturing capability here as well.

Shawn Slayton: OK.

Bruce Edwards: So, it's not going to be 100 percent outsourced.

Shawn Slayton: OK.  Thanks very much, I appreciate it.

Bruce Edwards: Sure.

Operator:      We do have another follow-up from Marc Cohodes with Rocker
               Partners.

Marc Cohodes:  Yes, earlier in your comments, you mentioned how R&D was upgraded, or you were doing some special pilots for certain people. Can you elaborate on that a little bit, and what should be the go-forward number on that?

Bruce Edwards: Sure. Basically, one of the things that does impact our overall
               R&D spend in addition to the people is the timing of products and the timing of products being introduced into manufacturing, and the finalization of prototypes and deliveries to the customers.

               We do believe that they will be down in Q-3, because we did get to the tail-end of a number of products during the second quarter, just to put that, give you some information on that.

               Coming into the quarter, we had about 32 very active R&D engineering projects. Going forward, we were able to transition about nine of those into both new product introduction and manufacturing. So we've exited the quarter now with a couple new products - new projects coming on. But we're in the mid-20s now, which affected the number of projects we have going on. So we do see, in the next quarter, less prototyping (until February, respective).

               So we should see research and development expenditures coming down.

Marc Cohodes:  What do you think it should be as a percentage of sales going forward, Kevin?

Kevin
Michaels:      Well, our goal from a long-term perspective, you know, has been around the 10 percent level. Now, obviously, with our revenue down to these levels, it should be much higher.

               But I think, you know, looking out from the long-term perspective, that's our goal. Now, obviously that would, we would comply with that as the revenue - so it would be hard ...

Marc Cohodes:  OK, thanks.

Kevin
Michaels:      Sure.

Operator:      We do have another follow-up from Jeffrey Schlesinger with UBS.

(Will Davis):  Hi, this (Will Davis) for Jeffrey. China Unicom has announced a couple phase three contracts on a CDMA build-out in the last week or so, and I was wondering if that was going to benefit you guys between now and the end of the year?

               Thanks.

Bruce Edwards: Well, again, we've actually had some benefits in the past on
               China Unicom contract awards. We provide products, as you know, to a number of base station OEMs. So, depending who wins what contract, we're, will determine whether or not we'll participate in the phase three of that.

               But we have participated just, you know, in phase one and phase two. So, if things continue as they have, we should participate in phase three as well.

(Will Davis):  Thanks, Bruce.

Operator:      And that's all the time we have for questions. I'll turn the call back to our speakers for additional and closing remarks.

Bruce Edwards: OK, well I want to thank everybody for joining us today. I know we did cover a lot during the conference call. Again, while a very difficult second quarter, we believe with the completion of a lot of our restructuring behind us, what we're seeing from our network operator trials, and the view as we move into the third quarter, we're very optimistic as we move into the second half of 2003, that we've made, done a lot of things internally to position ourselves for success in the second half of 20003 and beyond.

               So again, thanks - I want to thank everyone for joining us today. And we look forward to talking with you in the near future.

Operator:      And that concludes today's conference. Thank you for your
               participation and you may now disconnect.

                                       END